Exhibit 10.9

[

ARTICLES OF ASSOCIATION OF THE

JOINT VENTURE

C DISCOUNT

Made by and between the undersigned:

•                  Party of the first part: CDISCOUNT, a public limited company incorporated under French law with capital of €2,497,408.62, whose registered office is 4-6 cours de l’Intendance, 33000 Bordeaux, listed on the Bordeaux Trade & Companies Register under number 424 039 821, represented by Mr Nicolas Woussen, duly authorised for the purpose hereof,

Hereinafter referred to as CDISCOUNT,

•                  Party of the second part: C2C — Cartes et credits à la Consommation, a public limited company incorporated under French law with capital of €13,420,395, whose registered office is 6 Avenue de Provence, 75009 Paris, listed on the Niort Trade & Companies Register under number 341 888 998, represented by Mr Patrick Tranchet, Chairman & CEO,

Hereinafter referred to as C2C,

•                  Party of the third part: Banque du Groupe Casino, a public limited company incorporated under French law with capital of €23,470,000, whose registered office is 6 avenue de Provence, 75009 Paris, listed on the Paris Trade & Companies Register under number 434 130 423, represented by Mrs Catherine Vidal, acting as Chief Executive Officer and by Mr José HEUSSLER, acting as Deputy Chief Executive Officer, duly authorised for the purpose hereof,

Hereinafter referred to as Banque du Groupe CASINO

have set out, as follows, the Articles of Association of the joint venture to exist between them.

Article 1 — Form

A joint venture is formed, between CDISCOUNT, C2C and Banque du Groupe CASINO, deprived of legal personality which shall be governed by Article 1871 et seq of the French Civil Code and by the Articles of Association herein (the “Joint Venture”).

The Joint Venture shall not be listed on the Trade & Companies Register. It shall not be liable to corporation tax. It shall remain hidden in respect of third parties and shall only be known to the tax authority to which the names and addresses of the shareholders, which shall be jointly and severally liable, shall be notified.

Article 2 — Object

The object of the Joint Venture is all management operations of bank transactions and payment services (particularly consumer credit, payment and credit cards and the management of payment methods), insurance and savings products falling within the company object of Banque du Groupe CASINO and of CDISCOUNT FINANCE in favour of CDISCOUNT customers, in addition to any operations which may be directly or indirectly related to the object hereinabove or to similar or connected objects likely to favour its extension or its development and the sharing of the results of these activities.

To this end, the Joint Venture may, through its Chairman, enter into all loans and incur all expenses, accomplish all acts of administration or disposal related directly or indirectly to the company object.

Article 3 — Company Name

As the Joint Venture does not have a legal personality, it has neither a company name nor a registered office. However, in the relations between shareholders, the Joint Venture is designated under the term “JV CDISCOUNT”. Impasse des Mûriers, 33700 MERIGNAC.

Article 4 — Duration

The Joint Venture shall be effective as of 1 January 2012 for a duration of ninety-nine (99) years.

Article 5 — Pooling of resources (contributions)

CDISCOUNT, C2C and Banque du Groupe CASINO undertake each in the area of activity concerning it and within the framework of the operational terms and conditions entered into between the shareholders, to pool the benefit of their expertise and resources necessary for the accomplishment of the object of the Articles of Association.

5.1                               CDISCOUNT shall contribute as resources to the joint business:

•                  its development capacities related to the exclusive business agreement entered into between CDISCOUNT and Banque du Groupe CASINO,

•                  its development capacities related to the contracts with its partner advertising networks and agencies,

•                  its sales and marketing know-how,

•                  its IT development and operating capacities,

•                  its capacities in terms of managing trademarks and internet sites,

•                  its commercial development capacities,

•                  the work carried out by the personnel assigned to the implementation of the capacities hereinabove required for the achievement of the objectives.

5.2                               C2C shall contribute as resources to the joint business:

•                  its accounting and auditing services,

•                  its operational management capacities in the domain of consumer credit and payment services,

•                  its capacities in terms of company law, human resources and the management of personnel and payroll,

•                  the work carried out by the personnel assigned to the implementation of the capacities hereinabove required for the achievement of the objectives.

5.3                               Banque du Groupe CASINO shall contribute as resources to the joint business:

•                  its development activities related to the exclusive business agreement entered into between CDISCOUNT and Banque du Groupe CASINO,

•                  its intervention capacities in the banking transactions sector, in the payment services sector and in the insurance sector related to its status as a credit institution approved as a bank,

•                  its development capacities related to contracts with its partners in the domain of savings and insurance,

•                  its capacities in the sales and marketing sectors and the personnel assigned thereto required for the achievement of the objectives,

•                  the outstandings, particularly those related to consumer credit, arising from the different products and services marketed and sold by it,

•                  the work carried out by the personnel assigned to the implementation of the capacities hereinabove required for the achievement of the objectives.

Given these contributions, the breakdown of the rights of the joint venture between the shareholders is 55% for Banque du Groupe CASINO, 40% for CDISCOUNT and 5% for C2C; the rights of each of the shareholders cannot be transferred without the unanimous consent of all the other shareholders.

Article 6 — Operating of the joint venture

6.1                               Banque du Groupe CASINO shall be the chairman of the Joint Venture (the “Chairman”). In its relations with third parties, the Chairman shall have the most extensive powers to act in all circumstances in the limits of the company object.

6.2.                            C2C shall prepare and make available to each of the shareholders a detailed report of the operating account of the Joint Venture. This report shall be prepared monthly in accordance with a template agreed between the parties.

6.3.                            The shareholders undertake to perform their obligations under the Services Agreement entered into on 19 December 2011 between Banque du Groupe Casino and Caisse Fédérale de Crédit Mutuel pursuant to the provisions of the Articles of Association herein and, in particular, in the relationships between shareholders in addition to in the relations between the shareholders and the third parties to which the existence of the Joint Venture is disclosed; the performance by C2C of its obligations under the Services Agreement falls within the remit of the exercising of the activities of the Joint Venture, and not a provision of services.

Article 7 — Accounts — Company Accounts

The accounts of the Joint Venture shall be maintained by Banque du Groupe Casino as Chairman.

7.1                               The financial year runs from 1 January to 31 December. The first financial year shall commence on 1 January 2012 to end on 21 December 2012.

The shareholders shall provide, each for what concerns them, to Banque du Groupe Casino, Chairman, the information necessary for preparing the company accounts of the Joint Venture, in accordance with the provisions of the French Commercial Code and the banking regulations.

Each year, the Chairman shall send these documents to the shareholders and shall present to them, at the same time, a report on its management in the past financial year. They shall be notified to them within 15 days before the Annual General Meeting.

7.2.                            Right of audit

Each of the shareholders has in respect of the others the right to audit the accounts of the Joint Venture and in particular the costs charged to the Joint Venture.

It is agreed that this right may only be exercised once, per calendar year first of all and, secondly, that the duration of the audit on the premises in the departments of the audited shareholder may not exceed ten (10) business days.

The exercising of this right implies that the shareholder that is to be audited is notified thereof by registered letter with acknowledgment of receipt in consideration of a minimum notice of 15 calendar days.

Further, it is agreed that the shareholder that initiated the audit shall also inform the other shareholders under the same conditions as those provided for the prior information to the audited shareholder.

All of the costs incurred by the audit, both those borne directly by the auditor and those borne due to the audit, by the audited shareholder, shall be payable exclusively by the auditor shareholder.

Article 8 — Profits and losses

The income and expenses respectively credited to and debited from the Joint Venture shall be as follows:

8.1                               Income:

•                  amount of the card fees received from customers,

•                  amount of the management fees paid by customers,

•                  commission received for the optional insurance taken out on credits granted in addition to stakes in the insurance profits,

•                  amount of the interest and indemnities produced by the finance granted,

•                  commission received as interbank payment commission,

•                  commission and fees paid by the retail outlets,

•                  compensation paid by the retail outlets concerning the promotional operations for free credit, deferred credit or any other credit formula aiming to reduce the interest normally paid by the customer according to the current scale,

•                  commission received from the sale of services associated with the finance granted,

•                  commission received from investment products,

•                  more generally, any income from the activities, services and products developed and marketed and sold by mutual agreement of the shareholders by the Joint Venture within the framework of the pursuit of its company object.

8.2                               Expenses:

•                  cost of refinancing outstandings,

•                  costs of issuing the cards issued,

•                  commission of any kind paid to retail outlets,

•                  commission paid to salespeople paid with the agreement of Banque du Groupe CASINO,

•                  marketing costs of Banque du Groupe CASINO or incurred with the agreement of Banque du Groupe CASINO

•                  sales costs of Banque du Groupe CASINO or incurred with the agreement of Banque du Groupe CASINO,

•                  cost of issuing the cards issued,

•                  costs of IT development, connection and operating,

•                  identifiable external management costs,

•                  internal management costs,

•                  functional and structural costs,

•                  costs of the optional insurance associated with the finance granted,

•                  costs related to the services associated with the finance granted,

•                  more generally, all costs related to the activities, services and products developed and marketed and sold by mutual agreement of the shareholders by the Joint Venture within the framework of the pursuit of its company object.

Article 9 — Sharing in results

9.1                               The difference between the income and expenses shall form the result of the Joint Venture.

The result shall be allocated as follows:

55% for Banque du Groupe CASINO

40% for CDISCOUNT

5% for C2C

9.2                               It is however agreed that on this result, if profits are made, the following sums shall be deducted as preciputs (privileged allocations):

9.2.1                     First-ranking privileged allocation as allowances for or net reversals of provisions, and positive and negative variations on outstandings:

The terms are defined as follows:

“Provisions”	Provisions related to doubtful Outstandings as defined by Regulation 2002-03 of the Accounting Regulations Committee of 12 December 2002
“Outstandings”	Outstandings granted by Banque du Groupe CASINO and contributed to the Joint Venture
“Net Negative Variation on Outstandings”

Sum of allowances for and reversals of Provisions, losses on irrecoverable Outstandings and recoveries on amortised Outstandings, insofar as such allowances, reversals, losses and recoveries (including those on outstandings written-off) shall be recognised in the accounts of the financial year in question and lead to a net expense.

“Net Positive Variation on Outstandings”

Sum of allowances for and reservations of Provisions, losses on irrecoverable Outstandings and recoveries on amortised Outstandings, insofar as such allowances, reversals, losses and recoveries (including those on outstandings written-off) shall be recognised in the accounts of the financial year in question and lead to a net income.

(i) Banque du Groupe CASINO shall receive, as first-ranking privileged allocation, an amount equal to the Net Negative Variation on Outstandings during the financial year in question.

(ii) C2C and CDISCOUNT shall receive, as first-ranking privileged allocation, an amount equal, respectively, to 5/55 and 40/55 of the Net Positive Variation on Outstandings during the financial year in question.

If during a financial year, the Joint Venture makes a loss or if it makes a profit, but not enough to charge all of the first-ranking privileged allocation, the privileged allocation not received shall be taken:

•                  as a priority from the first profits of the future financial years of the Joint Venture,

•                  by order of seniority, starting with the oldest,

•                  before withdrawal of the first-ranking privileged allocations of the financial year, and before withdrawal of the second and last-ranking privileged allocations.

9.2.2. Second-ranking privileged allocation for net allowances for depreciation

Banque du Groupe Casino shall receive, as a carried-forward 2nd-ranking privileged allocation, a sum representing the net allowance for depreciation of any kind recognised in its accounts for a given financial year, on the understanding however that only the depreciation necessary for its activities exercised within the framework of the Joint Venture shall be taken into account.

C2C shall receive, as a carried-forward 2nd-ranking privileged allocation, a sum representing the net allowance for depreciation of any kind recognised in its accounts for a given financial year, on the understanding however that only its activities exercised within the framework of the Joint Venture shall be taken into account.

Casino Services shall receive, as a carried-forward 2nd-ranking privileged allocation, a sum representing the net allowance for depreciation of any kind recognised in its accounts for a given financial year, on the understanding however that only its activities exercised within the framework of the Joint Venture shall be taken into account.

9.2.3. Last-ranking privileged allocation for remuneration of own funds

The own funds used (portage of outstandings, operational risk of issuing cards or other related reasons) shall be remunerated in the form of a third-ranking privileged allocation on the earnings of the Joint Venture.

In consequence thereof, Banque du Groupe CASINO shall receive, as a carried-forward third-ranking privileged allocation, a sum representing the remuneration of own funds of Banque du Groupe CASINO committed to the activity.

The remuneration of the own funds used shall be calculated based on a profitability of the own funds committed of 10% per annum after tax.

The calculation of the own funds committed is based on the prudential rules applicable in terms of the adequacy of own funds and of solvency applicable to Banque du Groupe CASINO, directly or due to its incorporation in the scope of banking prudential supervision, as specified by the Prudential Control Authority or another supervisory body of credit institutions.

The level of own funds committed by Banque du Groupe CASINO is determined in accordance with the applicable regulations and includes in particular:

•                  The own funds requirements for the operational risk on the business concerned, determined in accordance with the methods applicable to Banque du Groupe CASINO;

•                  The own funds requirements related to the credit risk determined in accordance with the methods applicable to Banque du Groupe CASINO;

•                  The additional own funds requirement related to the cap levels potentially required by the regulations;

•                  Any other own funds requirement directly related to the activities performed by Banque du Groupe CASINO in accomplishment of the object of the Joint Venture.

If during a financial year the Joint Venture makes a loss or if it makes a profit but which is insufficient to remunerate all of the own funds used, the privileged allocation not received shall be withdrawn as a priority from the first profits of the future financial years of the Joint Venture, after application of the first and second-ranking privileged allocations for the said financial years. Nevertheless, if the insufficient earnings of the Joint Venture to remunerate all of the own funds were to extend over a period of more than four years, the shareholders of the Joint Venture undertake to directly compensate the contributor of own funds in the amount of their stake in the Joint Venture under the conditions defined hereinabove.

All expenses incurred by the shareholders on behalf of the Joint Venture shall be repaid by the Joint Venture at cost.

It is agreed that at the end of each half year, a financial statement of the operating of the Joint Venture shall be prepared.

The operating costs and income incurred or received by the shareholders shall be liquidated on a preliminary basis on the 20th day of each calendar half-year based on the financial statement of the previous half-year; final adjustment at the end of the financial year shall take place on 20 January of each year for the previous financial year.

The distributable earnings shall be acquired in full by the shareholders and distributed among them pursuant to the criteria defined hereinafter. Such earnings may not therefore, under any circumstance, be allocated to a reserve account.

If the income statement reveals a loss, each shareholder shall contribute towards covering the loss in accordance with the following breakdown:

55% for Banque du Groupe CASINO

40% for CDISCOUNT

5% for C2C

The approval of the financial statements automatically entails the sharing of the profits between the shareholders or the obligation to cover the liabilities by the shareholders, in accordance with the rules defined hereinabove, with the payments between the shareholders being made in the twenty (20) days following this approval.

Article 10 — Collective decisions

Form:

The resolutions as to the company accounts are made at the meetings. The same shall apply for all those resolving on a modification of the Articles of Association. All other resolutions may be made, at the decision of the Chairman, either in the meetings or by written consultation of the shareholders.

Object:

The resolutions are qualified as ordinary or extraordinary.

The extraordinary resolutions are those which modify the Articles of Association. They are also those which are made in the most important areas of the Joint Venture’s activity, pursuant to the provisions made by the Articles of Association herein.

Any other resolutions made in meetings or during written consultations are qualified as ordinary resolutions.

Majority:

Ordinary and extraordinary resolutions are only validly made if they are adopted unanimously by the shareholders.

Holding of the meeting:

The meeting is held at the address decided upon by the Board as indicated in Article 14 hereinafter. Any shareholder may be represented by another shareholder — with the Chairman chairing the meeting. Each shareholder shall have a number of votes equal to that of the percentages it holds pursuant to Article 9.

Minutes of the meeting:

The deliberations are documented by minutes signed by the Chairman and the shareholders present or represented.

Written consultation:

The shareholders shall have a period of 15 days from the receipt of the documents to submit their vote in writing. These documents (draft resolutions, management report and any other documents which may be necessary for the full information of the shareholders) shall be sent to them by registered letter with acknowledgement of receipt. Any shareholder that has not responded within this time-limit shall be considered to have abstained. For each resolution, the vote is expressed by yes or no.

Minutes of the written consultation:

The results of the written consultation shall be documented in minutes. The response of each shareholder shall be appended to such minutes.

Article 11 — Dissolution

Early dissolution may be decided upon with the unanimity of the shareholders.

The Joint Venture shall be automatically dissolved in case of termination, regardless of the cause thereof, of the business agreement entered into on 30 December 2011 between Banque du Groupe CASINO and CDISCOUNT.

The Joint Venture shall also end in case of winding-up by order of the court or the receivership of one of the shareholders. Further, the early dissolution of the Joint Venture may also take place on the initiative of one of the shareholders by sending to the other shareholders a registered letter with acknowledgement of receipt in consideration of six (6) months’ notice, once the stake of C2C and/or of one of the legal entities it controls or which controls it within the meaning of Article L 233-3 of the French Commercial Code, in the share capital of Banque du Groupe CASINO falls below thirty-four per cent (34%).

Article 12 - Winding-up

At the end of the Joint Venture, as in the case of early dissolution, a winding-up account shall be prepared. In case of impediment of one of the shareholders, a representative shall be appointed for such purpose by ordinary resolution of the shareholders.

The net proceeds from the winding-up, once the liabilities have been settled, shall be divided between the shareholders in the percentages provided in Article 9 hereinabove. In case of losses, these shall be borne in the same percentages.

Article 13 — Disputes

For any dispute which arises in relation to the interpretation and the performance of the Articles of Association herein, the shareholders expressly assign jurisdiction to the Paris Commercial Court.

Article 14 — Effective date

By express agreement between the Parties, the effective date hereof shall have retroactive effect to 1 January 2012.

Article 15 — Designation of address for service of process

For the performance hereof and of subsequent related matters, the shareholders designate address for service of process at their respective registered office.

Article 16 — Costs

All costs arising from the Articles of Association herein shall be borne by the Joint Venture with the Chairman being authorised to charge them to running costs.

Drawn up in Paris, on 13 June 2012

4 original copies, one of which for registration

For CDISCOUNT	For C2C

[signature]	[signature]

For Banque du Groupe CASINO

[signature]

[Stamp: Registered at: POLE ENREGISTREMENT S.I.E. BORDEAUX CENTRE

On 26/06/2012 Sheet no. 2012/1 364 File no. 14 Ext. 9412

Registration:         Exempted

Total paid:            zero euros

Amount received:           zero euros

The Administrative Officer for Public Finance]

(signature)

[Stamp: Lucotte GATTI

Administrative Officer

for Public Finance]